                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            Houghton Mifflin Company
                (Name of Registrant as Specified In Its Charter)

                                      / /
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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

                            [Houghton Mifflin Logo]

                                                                  March 24, 1997

Dear Stockholder:

     I am delighted to invite you to attend the 1997 Annual Meeting of Stockholders of Houghton Mifflin Company on Wednesday, April 30, 1997, at 1:00 p.m. at the Dorothy Quincy Suite, John Hancock Hall, 180 Berkeley Street, Boston, Massachusetts.

     The formal business to be considered and acted upon by stockholders at this meeting is the election of three Class II directors, each for a three-year term, and the ratification of the selection of the Company's independent public auditors. These matters are described in detail in the accompanying Notice of Annual Meeting and Proxy Statement. We shall also use this opportunity to report to you on Houghton Mifflin's 1996 performance and outlook for the future.

     It is important that your shares be represented whether or not you are able to be there in person. I urge you, therefore, to register your vote now by completing, signing, and returning the enclosed proxy card promptly.

                                          Sincerely,

                                          /s/ Nader F. Dareshori

                                          Nader F. Darehshori
                                          Chairman, President, and
                                          Chief Executive Officer

                            NOTICE OF ANNUAL MEETING
                           TO BE HELD APRIL 30, 1997

                                                           Boston, Massachusetts
                                                           March 24, 1997

To the Stockholders of Houghton Mifflin Company:

     The Annual Meeting of Stockholders of Houghton Mifflin Company will be held at the Dorothy Quincy Suite, John Hancock Hall, 180 Berkeley Street, Boston, Massachusetts, on Wednesday, April 30, 1997, at 1:00 p.m. to consider and act on the following matters:

     1. Election of three Class II directors, each for a three-year term;

     2. Ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the current year; and

     3. Any other matter that may properly come before the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          Paul D. Weaver, Clerk

     WHETHER OR NOT YOU ATTEND IN PERSON, IT WOULD BE APPRECIATED IF YOU WOULD FILL IN AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, OF COURSE, VOTE YOUR SHARES EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                            HOUGHTON MIFFLIN COMPANY
                              222 Berkeley Street
                          Boston, Massachusetts 02116

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 30, 1997

GENERAL INFORMATION

     This statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Houghton Mifflin Company, hereinafter called the "Company." The cost of soliciting Proxies will be borne by the Company. The solicitation of Proxies by mail may be followed by personal solicitation of certain stockholders by officers or employees of the Company. In addition, the Company has retained Hill and Knowlton, Inc. as a proxy solicitor at an estimated cost of $6,000 plus expenses. The enclosed Proxy, if executed and returned, may be revoked at any time before it has been exercised.

     The Annual Report for the year ended December 31, 1996, is enclosed or has been furnished previously under separate cover.

     Stock transfer books will not be closed, but the Board of Directors has fixed the close of business on March 4, 1997, as the record date for determining the stockholders entitled to notice of, and to vote at, this meeting and any adjournment thereof. On that date there were outstanding 14,194,676 shares of common stock (par value $1 per share), and the holders thereof will be entitled to one vote for each share held by them.

     This Proxy Statement and enclosed form of Proxy are first being sent or given to security holders on or about March 24, 1997.

BOARD OF DIRECTORS

     The Board of Directors of the Company currently consists of 11 members. The Board is divided into three classes as nearly equal in number as possible, with one class elected each year at the Annual Meeting of Stockholders. The directors in each class serve for a term of three years and until their successors are duly elected and qualified. The terms of office for the Class II directors expire at this meeting.

     The Board has voted to fix the number of directors at 11. There are four incumbent directors in Class I and four in Class III. Consequently, at the Annual Meeting of Stockholders, three nominees in Class II are standing for election. These nominees are James O. Freedman, Charles R. Longsworth, and Alfred L. McDougal, all of whom are presently Class II directors.

     The affirmative vote of a plurality of shares present and voting at the Annual Meeting of Stockholders is necessary to elect a director. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect on the election of directors. Abstentions may be specified on proposals other than the election of directors and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted and will have the effect of a vote against proposals that require a majority of either the outstanding shares or the shares present in person or by proxy and entitled to vote on the matter. Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers who do not receive instructions are entitled to vote on the election of directors. Under applicable Massachusetts law and the Company's By-laws, broker non-votes will have no effect on the outcome of the election of directors or proposals that require a majority of the shares present in person or by proxy and entitled to vote on the matter involved but would have the effect of a negative vote on proposals that require a majority of the outstanding shares.

     The Board met 9 times during 1996. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of which they were members.

  COMMITTEES OF THE BOARD

     The Board of Directors has appointed five standing committees elected from its own members. All committees are composed of independent, non-employee directors, with the exception of the Executive Committee, of which Mr. Darehshori is a member. Actions taken by any standing committee are reported to the Board, usually at its next meeting. Current membership of each committee is as follows:

                                              Compensation &            Employment Practice &
              Audit                             Nominating                    Diversity
         Mr. Baute, Chair                   Mr. Thomas, Chair           Mr. Longsworth, Chair
            Mr. Magee                          Mrs. Lindsay                  Mr. Freedman
            Ms. Malone                        Mr. Longsworth                 Mrs. Lindsay
           Mr. McDougal                         Mr. Putnam                   Mr. McDougal
           Dr. Sorenson                        Dr. Sorenson

                    Executive                                    Finance
              Mr. Darehshori, Chair                         Ms. Malone, Chair
                    Mr. Baute                                 Mr. Freedman
                    Mr. Magee                                   Mr. Magee
                   Ms. Malone                                  Mr. Putnam
                   Mr. Putnam                                  Mr. Thomas

     Audit Committee                                          4 meetings in 1996

     - Reviews the integrity of the Company's financial statements;

     - Has direct contact with the Company's internal auditors and its independent public auditors, and meets separately with each on a regular basis;

     - Reviews the Company's information, reporting, and compliance systems with the goal of assuring that such systems are designed to provide timely and accurate information to senior management and to the Board and to foster compliance with applicable laws, regulations, and ethics policies;

     - Annually considers the qualifications of the independent public auditors for the Company and makes recommendations to the Board as to their selection, fee, and the scope of their audit and other services;

     - Conducts any necessary investigations into any matters concerning the integrity of reported facts and figures, ethical conduct, and appropriate disclosure.

     Compensation & Nominating Committee                      4 meetings in 1996

     - Reviews and recommends compensation plans for the senior management of the Company;

     - Considers and administers stock option grants, other stock award plans, and incentive compensation for senior management;

     - Evaluates performance of the Chief Executive Officer and makes compensation recommendations to the Board;

     - Evaluates the appropriateness of compensation policy for non-employee directors and makes recommendations to the Board;

     - Evaluates the Company's needs and the qualifications of candidates for director; submits to the Board names of persons it believes should be considered for election as directors of the Company;

     - Considers timely recommendations for nominations to the Board submitted by stockholders.

     Employment Practice & Diversity Committee                 1 meeting in 1996

     - Reviews and monitors the Company's policies and practices that promote the Company's goals that: its employees and suppliers represent the diversity of America's population; that the Company maintain a workplace characterized by progressive employment practices and by mutual respect and courtesy; and that the Company's overall employment policies are as up-to-date and effective as possible.

     Executive Committee                                     no meetings in 1996

     - Acts for the Board as necessary when the Board is not in session;

     - Beginning in 1997, responsible for supervision and review of the Company's policies and procedures relating to corporate governance and compliance.

     Finance Committee                                        3 meetings in 1996

     - Reviews and makes recommendations relating to offerings of debt and equity securities, major borrowing commitments, dividend policy, investor relations activities, risk management policy, and other significant financial matters.

     Directors' Compensation

     Directors who are not employees of the Company receive an annual $10,000 retainer, $700 for each Board meeting attended, and $500 for each committee meeting attended. Members of the Executive Committee receive an annual retainer of $4,000 in lieu of Executive Committee attendance fees. Directors who chair committees receive an additional $2,500 retainer. In addition to the cash remuneration, non-employee directors receive shares of and options for Company common stock, each pro-rated for service during the year. For service in 1996, directors received 500 shares of Company common stock and options for 1,000 shares. Directors who are employees receive no compensation for attendance at Board or committee meetings.

     The Company maintains a deferred compensation plan for non-employee directors under which such directors may defer all or a portion of their cash compensation until retirement from the Board. Interest is credited on deferred balances annually at the average sixty-day Treasury-bill yield. No directors participated in the plan during 1996.

     The Company also maintains a Non-Employee Directors' Retirement Benefit Plan, under which non-employee directors or their beneficiaries shall receive, after service as a director has terminated, one-and-one-half times the annual directors' cash retainer in effect at the time of such termination, for a period equal to the time of service as a director.

     As part of its overall program to promote charitable giving, the Company has established a planned gift program for directors funded by life insurance policies on directors. Upon the retirement of a director, the Company will donate $500,000, in twenty annual installments, to one or more qualifying charitable organizations recommended by the individual director. The Company has purchased life insurance on the directors, naming the Company as beneficiary, which is expected to recover, over time, the costs of the contributions and of the premium payments. Individual directors derive no financial benefit from this program since all charitable deductions accrue solely to the Company.

1.  ELECTION OF CLASS II DIRECTORS

     Information regarding nominees and directors is set forth below. Except as noted, each of the nominees and directors has held his or her principal position for at least five years.

     It is believed that each of the nominees will be able to serve. If any one or more of the nominees should be unable to serve, the individuals named in the enclosed Proxy may vote in favor of such other person or persons as the Board of Directors at the time recommends.

NOMINEES FOR CLASS II DIRECTORS--TERM EXPIRES IN 2000


[PHOTO]           JAMES O. FREEDMAN         Age: 61         Director Since: 1991

                  Principal Occupation or Employment: Mr. Freedman has been President of Dartmouth College since 1987.
                  Other Business Affiliations: Past President of the University of Iowa and past Dean of the University of Pennsylvania Law School; member of the American Law Institute, the Jacob K. Javits Fellowship Board, the Board of Trustees of the Jewish Publication Society of America, and the Board of Directors of the Salzburg Seminar; life member of Clare Hall, Cambridge University; author of Crisis and Legitimacy: The Administrative Process and American Government, published by Cambridge University Press in 1978, and Idealism and Liberal Education, published by the University of Michigan Press in 1996; recipient of seven honorary degrees, of the William O. Douglas First Amendment Freedom Award from the Anti-Defamation League of B'nai B'rith in 1991, and of the Frederic W. Ness Book Award of the Association of American Colleges and Universities in 1997.

                  Committees:  Employment Practice & Diversity and Finance.

[PHOTO]           CHARLES R. LONGSWORTH       Age: 67       Director Since: 1985

                  Principal Occupation or Employment: Mr. Longsworth is Chairman Emeritus of the Colonial Williamsburg Foundation in Williamsburg, Virginia.
                  Other Business Affiliations: Director of Public Radio International, Caliber Systems, Inc., Saul Centers, Inc., Crestar Financial Corporation, the Center for Public Resources, and the Virginia Eastern Shore Corporation; Chairman of the Board of Trustees of Amherst College; President Emeritus of Hampshire College.

                  Committees: Employment Practice & Diversity (Chair) and Compensation & Nominating.

[PHOTO]           ALFRED L. MCDOUGAL         Age: 66        Director Since: 1994

                  Principal Occupation or Employment: Mr. McDougal is President of ALM Corporation, a business management services corporation. Mr. McDougal was Chairman and Chief Executive Officer of McDougal, Littell & Company until its acquisition by the Company in March 1994.
                  Other Business Affiliations: Past Chairman of the Northern Illinois Business Association and of the School Division of the Association of American Publishers, and a former director of the Association of American Publishers; governor of Yale University Press; director of Literacy Chicago, Hubbard Street Dance Company, and Opportunity International.

                  Committees:  Audit and Employment Practice & Diversity.

CLASS I DIRECTORS CONTINUING IN OFFICE--TERM EXPIRES IN 1999

[PHOTO]           JOSEPH A. BAUTE          Age: 69          Director Since: 1982

                  Principal Occupation or Employment: Mr. Baute is a principal in Baute & Baute, a consulting firm for family businesses. He retired in 1993 as Chairman and Chief Executive Officer of Markem Corporation, which provides systems, supplies, and services to mark customers' products.
                  Other Business Affiliations: Director of Markem Corporation, Dead River Group, State Street Bank and Trust Company, State Street Boston Corporation, Spectra, Inc., Cerion Technologies, and INSO Corporation and past Chairman of the Board of the Federal Reserve Bank of Boston.

                  Committees:  Audit (Chair) and Executive.

[PHOTO]           NADER F. DAREHSHORI        Age: 60        Director Since: 1989

                  Principal Occupation or Employment: Mr. Darehshori has been Chairman of the Board and Chief Executive Officer of the Company since 1990 and was named President in October 1991. Mr. Darehshori became Senior Vice President, College Division, in 1987; he was promoted to Executive Vice President and then to Vice Chairman in 1989.
                  Other Business Affiliations: Director of Commercial Union Corporation, Massachusetts Business Roundtable, State Street Bank and Trust Company, State Street Boston Corporation, and the Boston Public Library Foundation; trustee of Wellesley College, the WGBH Educational Foundation and The Boston Symphony Orchestra; member of the National Executive Board of the National Conference of Christians and Jews and the Dana-Farber National Advisory Council for the Women's Cancers Program.

                  Committees:  Executive (Chair).

[PHOTO]           GEORGE PUTNAM           Age: 70           Director Since: 1985

                  Principal Occupation or Employment: Mr. Putnam is Chairman of Putnam Investments and Chairman of the Board of Trustees of the Putnam Funds.
                  Other Business Affiliations: Director of The Boston Company and The Boston Safe Deposit & Trust Company (subsidiaries of Mellon Bank Corporation), Freeport-McMoRan, Inc., Freeport-McMoRan Copper and Gold, Inc., McMoRan Oil and Gas Co., Marsh & McLennan Companies, Inc., and the Rockefeller Group, Inc.; trustee of the Museum of Fine Arts, Boston, the Massachusetts General Hospital, McLean Hospital, Vincent Memorial Hospital, The Jackson Laboratory, and the Trustees of Reservations; life trustee of the New England Aquarium; overseer of Northeastern University and the Boston Museum of Science; member of Council of Advisors, College of the Atlantic; Chairman of the WGBH Educational Foundation; fellow of the American Academy of Arts and Sciences; past Governor and past Chairman of The Investment Company Institute; past Public Governor of The National Association of Securities Dealers, Inc.

                  Committees:  Compensation & Nominating, Finance, and
                  Executive.

[PHOTO]           DEROY C. THOMAS          Age: 71          Director Since: 1990

                  Principal Occupation or Employment: Mr. Thomas retired from The Hartford Insurance Group as Chairman and Chief Executive Officer in 1988, having served in various capacities since 1964. He was elected Vice Chairman of ITT Corporation in 1985, and President and Chief Operating Officer in 1988. He served in that capacity until his retirement in 1991.
                  Other Business Affiliations: Director of The Hartford Insurance Group, Connecticut Natural Gas Corporation, Rayioner Timberlands, Inc., and MedSpan, Inc.; chairman of The Old State House Association and the Goodspeed Opera; corporator of St. Francis Hospital, The Institute of Living, and the VNA Group; former trustee of Fordham University.
                  Committees:  Compensation & Nominating (Chair) and Finance.

CLASS III DIRECTORS CONTINUING IN OFFICE--TERM EXPIRES IN 1998

[PHOTO]           MARY H. LINDSAY          Age: 70          Director Since: 1975

                  Other Business Affiliations: Member of the President's Council of the Museum of the City of New York and the Board of Directors of Theatre Development Fund, Inc.
                  Committees: Employment Practice & Diversity and Compensation & Nominating.

[PHOTO]           JOHN F. MAGEE            Age: 70          Director Since: 1976

                  Principal Occupation or Employment: Mr. Magee is Chairman of Arthur D. Little, Inc., a contract research and consulting firm.
                  Other Business Affiliations: Director of John Hancock Mutual Life Insurance Company; member of the Boards of Trustees of Woods Hole Oceanographic Institution, the New England Aquarium, Emerson Hospital, and Thompson Island Outward Bound Education Center
                  Committees:  Audit, Finance, and Executive.

[PHOTO]           CLAUDINE B. MALONE         Age: 60        Director Since: 1982

                  Principal Occupation or Employment: Ms. Malone is President of Financial & Management Consulting, Inc.
                  Other Business Affiliations: Director of The Union Pacific Resources Corp., The Limited, Inc., Lowe's Companies, Hasbro, Inc., Dell Computer Corporation, SAIC, Mallinckrodt Group Inc., Lafarge Corporation, and Hannaford Brothers, Inc.; trustee of the Massachusetts Institute of Technology; Chairman of the Federal Reserve Bank of Richmond.
                  Committees:  Finance (Chair), Audit, and Executive.

[PHOTO]           RALPH Z. SORENSON          Age: 63        Director Since: 1976

                  Principal Occupation or Employment: Dr. Sorenson is Professor Emeritus at the College of Business and Administration at the University of Colorado, Boulder, where he served as Dean from 1992 to 1993. From 1989 to 1992 he was an Adjunct Professor of Management at the Harvard University Graduate School of Business.
                  Other Business Affiliations: Past Chairman and Chief Executive Officer of Barry Wright Corporation and President Emeritus of Babson College, Wellesley, Massachusetts; director of Eaton Vance Corporation, Polaroid Corporation, Exabyte Corporation, Whole Foods Market, Inc., Sweetwater Inc. and Xenometrix, Inc.; member and former chairman of the Board of Trustees of the Boston Museum of Science; overseer emeritus of The Boston Symphony Orchestra; and a member of the corporations of Massachusetts General Hospital and Babson College.
                  Committees:  Audit and Compensation & Nominating.


     Mr. Darehshori and Mr. Baute are directors of State Street Boston Corporation and its principal subsidiary, State Street Bank and Trust Company. State Street Bank and Trust Company has a $30 million participation in a $300 million five-year revolving credit facility maturing October 31, 2000, extended to the Company by a group of banks, at standard commercial terms. State Street Bank and Trust Company is also the Trustee of the Company's Benefits Trust, and is Trustee under the Company's Indenture relating to the issuance of debt securities. Arthur D. Little, Inc., of which Mr. Magee is Chairman, and William Mercer Inc., a subsidiary of Marsh & McLennan Companies, Inc., of which Mr. Putnam is a director, each provided consulting services to the Company during 1996 at standard commercial terms. INSO Corporation ("INSO"), of which Mr. Baute is a director, was formed to succeed to the business of the Company's Software Division; the Company holds approximately 30% of INSO's common stock, and has licensed rights to certain reference publications to INSO, at rates that the Company believes are commercially reasonable.

     The following table shows information furnished by the persons listed as to the beneficial ownership of common stock of the Company by each of the directors and nominees, by the individuals named in the Summary Compensation Table, and by all directors and executive officers as a group, as of January 31, 1997.

                                                                  AMOUNT AND         PERCENT
                                                                  NATURE OF             OF
                  NAME OF BENEFICIAL OWNER                    OWNERSHIP(1)(2)(3)      CLASS
------------------------------------------------------------  ------------------     --------
Joseph A. Baute.............................................          8,214              *
Nader F. Darehshori.........................................        145,028(4)           *
Gail Deegan.................................................         30,308(5)           *
James O. Freedman...........................................          3,984              *
Mary H. Lindsay.............................................          5,517              *
Charles R. Longsworth.......................................          6,454(6)           *
John F. Magee...............................................          8,834              *
Claudine B. Malone..........................................          5,882(7)           *
Alfred L. McDougal..........................................          3,250(8)           *
Julie A. McGee..............................................         33,970(9)           *
George Putnam...............................................          6,052              *
June Smith..................................................         25,888(10)          *
Ralph Z. Sorenson...........................................          7,434(11)          *
DeRoy C. Thomas.............................................          6,184              *
William J. Wisneski.........................................         43,563(12)          *
All directors and executive officers as a group (24
  persons)..................................................        566,632(13)        3.74%

 ---------------

  * Less than one percent

 (1) Unless otherwise noted, the holder has sole voting and investment power over the shares listed.

 (2) Includes shares subject to options exercisable within sixty days as follows: Mr. Baute, 334; Mr. Darehshori, 43,334; Ms. Deegan, 10,000; Mr. Freedman, 334; Ms. Lindsay, 334; Mr. Longsworth, 334; Mr. Magee, 334; Ms. Malone, 334; Mr. McDougal, 334; Ms. McGee, 15,200; Mr. Putnam, 334; Ms. Smith, 14,000; Mr. Sorenson, 334; Mr. Thomas, 334; Mr. Wisneski, 15,200; and all directors and executive officers as a group, 196,741 shares. For purposes of calculating the "percent of class" with respect to each such individual and the group, the shares subject to such options have been treated as if they were issued and outstanding.

 (3) Includes vested interest in shares under the 401(k) Savings Plan (formerly the Retirement Savings Plan) as of December 31, 1996, the most recent date for which such information is available.

 (4) Includes 40,967 restricted shares as to which Mr. Darehshori has sole voting power only, 300 shares owned by Mr. Darehshori's wife, and 150 shares held by Mr. Darehshori's wife as custodian for a minor child.

 (5) Includes 15,000 restricted shares as to which Ms. Deegan has sole voting power only.

 (6) Includes 550 shares owned by Mr. Longsworth's wife, as to which he disclaims beneficial ownership.

 (7) Includes 266 shares owned by a corporation of which Ms. Malone is sole stockholder.

 (8) Includes 416 shares owned by a trust of which Mr. McDougal is trustee.

 (9) Includes 12,222 restricted shares as to which Ms. McGee has sole voting power only.

(10) Includes 10,438 restricted shares as to which Ms. Smith has sole voting power only.

(11) Includes 4,100 shares owned by a trust of which Dr. Sorenson is trustee.

(12) Includes 10,808 restricted shares as to which Mr. Wisneski has sole voting power only.

(13) Six members of this group share with others voting and investment power over 12,022 of the shares listed, and with respect to 155,572 shares the holder has sole voting power only.

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors, and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than 10% beneficial owners were satisfied other than an annual report on Form 5 reporting dividend reinvestment plan acquisitions, gifts, and exempt 401(k) plan transactions by each of Mr. Darehshori, Ms. Doherty, Ms. Hacking, Mr. Lindgren, Ms. McGee, Mr. Oswald, Mr. Smith, Ms. Smith, Mr. Weaver, and Mr. Wisneski, which was filed one day late due to weather-related delays.

     COMPENSATION & NOMINATING COMMITTEE'S REPORT TO STOCKHOLDERS

     The Company's executive compensation program is administered by the Compensation & Nominating Committee of the Board of Directors (the "Committee"), which is composed of the individuals listed below, none of whom is an employee of the Company. The Committee approves compensation plans for the Company's senior management.

     The Company's executive compensation program has been designed to attract, motivate, retain, and reward highly qualified senior management by providing a competitive total compensation opportunity based on performance. The components of compensation for Mr. Darehshori and the other executive officers of the Company include salary, incentive compensation awards for the achievement of annual financial and nonfinancial performance goals, and long-term stock-based incentive opportunities which strengthen the mutuality of interest between senior management and the Company's stockholders by increasing the equity interest of Company management.

     Salaries are established on the basis of data prepared by an independent compensation consultant who relies in part on survey data from many companies. Data about the pay levels determined by the survey are a factor used by the Committee in developing its compensation data. The surveyed companies include five of the six included in the Publishing Peer Group, a comparator group for purposes of the Stock Performance Graph on page 14. The surveyed publishing companies are not identical to those in the Publishing Peer Group because a company which the Committee believes is appropriate for purposes of compensation comparison was not eligible for inclusion in the Publishing Peer Group due to the unavailability of public information for the requisite period of time. The surveyed companies also include 16 companies in other industries with similar characteristics, such as total revenue and recent financial performance.

     The Committee annually reviews the salaries of Mr. Darehshori and the other executive officers of the Company. Adjustments to base salaries of executive officers are based on the Committee's review of Mr. Darehshori's assessment of each executive officer's contribution, and the financial performance of the Company as a whole and of the business unit for which the executive was responsible during the prior year. Adjustments to Mr. Darehshori's base salary are based upon the Committee's subjective independent review of similar factors. Although the Company's financial performance does not have a quantifiable correlation to the establishment of base salaries for Mr. Darehshori or the other senior executives, the Committee views the Company's financial performance as an important factor in determining salary adjustments for executives. Salary adjustments generally are effective April 1.

     In determining Mr. Darehshori's salary for 1996, the Committee reviewed the Company's operating and financial performance for 1995. The acquisition of D.C. Heath & Company strengthened the College Division and McDougal Littell and enabled the Company to establish a new supplemental division, Great Source Education Group. Led by sales of the Company's new reading program, Invitations to Literacy, which doubled its revenue budget, the School Division, the Company's largest unit, had an excellent year. The College Division and The Riverside Publishing Company showed good financial performance. Most of the senior management of the Trade & Reference Division was changed to improve profitability and bring greater focus to its publishing strategy. The launch of the Trade & Reference Division's technology effort, Houghton Mifflin Interactive, provided the Company with an entree into the fast-growing home market. Sales management at Riverside was improved significantly with the hiring of three new regional sales managers. After considering these factors, the Committee increased Mr. Darehshori's salary from $500,000 to $525,000.

     Annual incentive compensation for Mr. Darehshori and other senior executives was determined pursuant to the terms of the 1996 Senior Executive Incentive Compensation Plan (1996 Plan), which was approved by the Committee early in 1996. The 1996 Plan was similar in many respects to the plans which had been in effect in prior years, except that the payout at targeted levels of financial performance was reduced by 10% for 1996 for all participants, including Mr. Darehshori. The 1996 Plan provided for operating executives to earn up to 20% of salary if budgeted levels of revenue, income, and cash flow for the division they manage were achieved. Senior staff also could earn 20% of salary upon achievement of budgeted levels of corporate net income, cash flow, and return on average capital employed. Mr. Darehshori could earn up to 30% of salary if the Company achieved budgeted levels of net income, cash flow, and return on average capital employed. In addition, all executives, including Mr. Darehshori, covered by the 1996 Plan could earn up to 10% of salary depending on the extent of achievement of specific individual operating objectives which were agreed upon early in 1996. In order to earn incentive compensation for a given financial objective, at least 80% of that objective must be achieved and the weighted average achievement for all financial factors must exceed 70% of budget. If the results for any financial factor exceed budget, additional amounts may be earned. The maximum payment under the Plan is 100% of salary. All amounts earned in excess of 40% of salary are paid in three-year restricted common stock of the Company. Mr. Darehshori's incentive award pursuant to the 1996 Plan was $202,125.

     During 1996, the Committee considered appropriate remuneration for Mr. Darehshori with respect to the INSO spinoff and SAILS transactions. These transactions provided the Company with the financial resources to purchase McDougal Littell and D.C. Heath & Company, acquisitions which are considered integral to the Company's future growth and continued success. Based on information provided by its independent compensation consultant, the Committee awarded Mr. Darehshori 14,414 shares of restricted common stock of the Company. The stock is subject to forfeiture for three years, and is further subject to acceleration or deferral of vesting under certain circumstances.

     The Committee also seeks to strengthen the mutuality of interest between senior management and the Company's stockholders by increasing the equity interest of Company management by means of performance share awards and option grants pursuant to the Company's 1995 Stock Compensation Plan to Mr. Darehshori and other named officers on the Summary Compensation Table. The Committee believes that it is important for Mr. Darehshori and the directors and other executive officers of the Company to hold meaningful equity stakes in the Company, in part to ensure that they have a financial interest in the long-term success of the Company, and that stock options and performance shares provide good vehicles for executives to attain equity ownership.

     In prior years, the Committee's primary method of increasing the equity ownership of Mr. Darehshori and the other members of senior management was through the grant of options to purchase the Company's stock and performance share awards. In 1994, the Company granted Mr. Darehshori and the other senior executives of the Company performance shares which are to be earned depending on the compound rate of appreciation of pre-tax operating income, including interest costs, during the period 1995-1997. Each performance share represents the right to receive a sum based on the value of the Company's stock, half of which is payable in common stock of the Company and half of which is payable in cash. No payment will be made if the threshold set under the plan is not achieved.

     Late in 1996 the Company reviewed the results of a study, prepared by its independent compensation consultant, of the effectiveness of its stock option program in increasing the share ownership of Mr. Darehshori and the other senior executives. After reviewing the study, the Committee decided to award shares of performance restricted stock to Mr. Darehshori and the other executives effective early in 1997, in lieu of stock options for the years 1996 and 1997. Depending on the extent to which specified levels of financial plans are achieved, the shares may vest at the end of 1998; if the specified level of financial performance is not achieved at that date, the shares will vest at end of the year 2001, provided in either case that the executive remains in the Company's employ through that date.

     The SEC requires that this report comment upon the Company's policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility on the Company's tax return of taxable compensation over $1 million to any of the named executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary, and has been approved by the Company's stockholders. The Committee's policy with respect to Section 162(m) is to make every reasonable effort to insure that compensation is deductible to the extent permitted while simultaneously providing Company executives with appropriate rewards for their performance.

     This report is submitted by the Company's Compensation & Nominating Committee, the members of which are Mr. Thomas (Chairman), Mrs. Lindsay, Mr. Longsworth, Mr. Putnam, and Dr. Sorenson.

                            STOCK PERFORMANCE GRAPH

     The line graph below compares the yearly percentage change in cumulative total stockholder return on the Company's common stock, assuming an investment of $100 on December 31, 1991, and reinvestment of dividends, with the cumulative total return of the Standard & Poor's MidCap 400 Index and a peer group index composed of the publicly traded common stocks of six companies with significant publishing activities, for the period from December 31, 1991, to December 31, 1996. The companies in the peer group are Golden Books Family Entertainment, Inc. (successor to Western Publishing Group, Inc.); Harcourt General Inc.; McGraw-Hill, Inc.; Thomas Nelson, Inc.; Waverly, Inc.; and John Wiley & Sons, Inc. The returns of each common stock in the peer group have been weighted to reflect relative stock market capitalization. The price of Houghton Mifflin Company's common stock was $28.50 on December 31, 1991, and $56.625 on December 31, 1996.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

   HOUGHTON MIFFLIN COMPANY, S&P MIDCAP 400 INDEX, AND PUBLISHING PEER GROUP

                                    [GRAPH]

        MEASUREMENT PERIOD           HOUGHTON MIFFLIN    S & P MIDCAP 400
      (FISCAL YEAR COVERED)               COMPANY              INDEX            PEER GROUP
1991                                      100.00              100.00              100.00
1992                                      143.46              111.81              141.25
1993                                      178.39              127.53              158.28
1994                                      169.65              122.96              157.40
1995                                      164.08              161.00              199.40
1996                                      220.46              191.91              219.61

Total return data provided by S&P's Compustat Services, Inc.

     SUMMARY COMPENSATION TABLE

     The following table sets forth compensation paid to the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company during 1996, for each of the three years ended December 31, 1994, 1995, and 1996, for services rendered to the

Company and its subsidiaries. Information is furnished for each full fiscal year during which such persons were executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM COMPENSATION
                                                                   ------------------------
                                              ANNUAL
                                           COMPENSATION                     AWARDS
                                 --------------------------------  ------------------------
                                                        OTHER      RESTRICTED    SECURITIES
                                                        ANNUAL       STOCK       UNDERLYING   ALL OTHER
         NAME AND                 SALARY    BONUS    COMPENSATION   AWARD(S)      OPTIONS    COMPENSATION
    PRINCIPAL POSITION     YEAR    ($)       ($)         ($)         ($)(1)         (#)         ($)(2)
-------------------------- ----  --------  --------  ------------  ----------    ----------  ------------
Nader F. Darehshori....... 1996  $518,750  $202,125    $      0     $599,983(3)         0      $193,385(4)
Chairman, President,       1995   488,750   150,000           0            0       20,000       202,032
 and Chief Executive       1994   443,750   267,652      33,853(5)    63,673       46,686(6)    332,188
 Officer

William J. Wisneski....... 1996   285,750    43,500           0            0            0        25,440(7)
Executive Vice             1995   269,750    84,570           0            0       12,000        27,174
 President                 1994   257,000   104,022           0       33,128(8)    24,200(6)     31,889

Julie A. McGee............ 1996   230,000    94,030           0       85,745(9)         0        38,567(10)
Executive Vice             1995   210,000    25,050           0            0       12,000        47,927
 President                 1994    93,750    65,000           0       27,266       22,334(6)     38,097

June Smith................ 1996   228,750    93,998           0       24,090(11)        0        32,651(12)
Executive Vice             1995   207,500    51,000           0            0       12,000        36,850
 President                 1994   164,157    31,534           0            0       13,173(6)     38,587

Gail Deegan............... 1996   246,111    70,083           0      216,250(13)   15,000        41,343(14)
Executive Vice              (15)
 President and
 Chief Financial
 Officer

---------------

(1) The restricted shares awarded for 1994 were awarded on January 24, 1995 as part of the 1994 bonus; the restricted shares awarded for 1996 (other than those awarded to Mr. Darehshori and Ms. Deegan) were awarded on January 28, 1997 as part of the 1996 bonus. All restricted shares will vest three years from the date of award provided that the recipient remains employed by the Company. Dividends are paid on all restricted shares at the same rate as is paid to all shareholders. The value shown is the fair market value at date of grant.

(2) This column includes premiums paid for split-dollar life insurance policies. The ownership of the policies is structured so that, upon the earlier of the death or retirement of the executive, the Company will be reimbursed for the cumulative total of all premiums paid plus an interest factor to cover the cost of providing capital. The result is that over the life of the program there is minimal cost to the Company. The Company retains the right to borrow against its investment in the policies at any time.

(3) As of December 31, 1996, restricted shares held totaled 16,432 shares, having a then-current market value of $930,462.

(4) Includes $4,500 in Company contributions to the 401(k) Savings Plan (formerly the Retirement Savings Plan); $5,000 under the defined contribution component of the Supplemental Benefits Plan; $13,847 as the term portion of split-dollar life insurance premiums; and $170,038 as the non-term portion of such premium.

(5) Payment to cover estimated tax liability in connection with the award of bonus shares.

(6) Includes options granted pursuant to the Company's Executive Stock Purchase Plan, which were exercisable only on the date of grant.

(7) Includes $4,297 in Company contributions to the 401(k) Savings Plan; $4,070 under the defined contribution component of the Supplemental Benefits Plan; $3,590 as the term portion of split-dollar life insurance premiums; and $13,483 as the non-term portion of such premium.

(8) As of December 31, 1996, restricted shares held totaled 808 shares, having a then-current market value of $45,753.

(9) As of December 31, 1996, restricted shares held or to be awarded for the year then ended totaled 2,222 shares, having a then-current market value of $125,821. Of this amount, $88,278 was attributable to 1,559 shares awarded on January 28, 1997 as part of the bonus for the year ended December 31, 1996.

(10) Includes $4,500 in Company contributions to the 401(k) Savings Plan; $2,400 under the defined contribution component of the Supplemental Benefits Plan; $4,522 as the term portion of split-dollar life insurance premiums; and $27,145 as the non-term portion of such premium.

(11) As of December 31, 1996, restricted shares held or to be awarded for the year then ended totaled 438 shares, having a then-current market value of $24,802, all of which was attributable to the shares awarded on January 28, 1997 as part of the bonus for the year ended December 31, 1996.

(12) Includes $4,500 in Company contributions to the 401(k) Savings Plan; $833 under the defined contribution component of the Supplemental Benefits Plan; $2,829 as the term portion of split-dollar life insurance premiums; and $24,489 as the non-term portion of such premium.

(13) As of December 31, 1996, restricted shares held totaled 5,000 shares, having a then-current market value of $283,125.

(14) Includes $4,808 as the term portion of split-dollar life insurance premiums; and $36,535 as the non-term portion of such premium.

(15) Ms. Deegan became Executive Vice President and Chief Financial Officer in February 1996.

     The Company created the Executive and Non-Employee Director Stock Purchase Plans in August 1994 to encourage the Company's directors and executive officers to increase their ownership of the Company's common stock. Pursuant to these plans, 9 directors and 12 executive officers purchased a total of 116,122 shares. The plans provide generally that shares may not be sold for one year from date of purchase. The Executive Stock Purchase Plan provides that if any shares purchased under the plan are sold after the first anniversary of purchase but before the third anniversary, the employee-participant is responsible for 100% of any loss, and the Company is entitled to 50% of any gain; for shares sold after the third anniversary but before the fifth anniversary, the Company will bear 50% of any loss and the employee-participant is entitled to receive 100% of any gain. In the event of an employee-participant's death or disability, or a change in control, as defined in the plan, the employee-participant will not be responsible for any loss on the sale of such shares, and will be entitled to receive 100% of any gain. In the case of involuntary termination of employment, the employee-participant is entitled to 100% of any gain, and the Company will bear such portion of any loss as is determined by the Committee, while in the case of voluntary termination of employment, the employee-participant is responsible for 100% of any loss and the Company is entitled to 50% of any gain. The Non-Employee Director Stock Purchase Plan provides that upon sale of shares purchased under the plan before the third anniversary of purchase, the Company shall be entitled to 50% of any gain; the director-participant may keep 100% of any gain on shares sold after such anniversary or in the event of a change in control, as defined in the plan. The Company shall bear 100% of any loss in the event of sale of such shares after the death or disability of a director-participant but prior to the fifth anniversary of purchase.

     In connection with these plans, the Company entered into loan agreements with some participants. All loans, which must be repaid on sale of the shares, bear interest at the rate of 8% per annum, and contain prepayment penalties if the loan is repaid prior to the fifth anniversary of purchase. Loans to employee-participants are secured by the shares. The highest amount outstanding under such loans to the following directors and executive officers since January 1, 1996 is the same as the amount currently outstanding. Directors: Mr. Baute, $95,892; Mr. Longsworth, $95,892; Dr. Sorenson, $95,892. Director and executive officer: Mr. Darehshori, $1,279,476. Executive officers: Ms. Doherty, $295,249; Ms. Hacking, $298,653; Ms. McGee, $303,687; Mr. Oswald, $438,702; Mr. Smith,
$223,858; Mr. Weaver, $238,481; Mr. Wisneski, $584,936.

     PENSION PLAN

     Through December 31, 1996, the Company maintained the Houghton Mifflin Pension Plan (the "Pension Plan") for the benefit of its non-union employees and those of its domestic subsidiaries. Under the Pension Plan, each eligible employee was entitled to an annual retirement benefit equal to a multiple of the employee's years of service and average annual earnings for the five highest consecutive years of service in the fifteen calendar years preceding retirement, less a portion of estimated annual Social Security benefits. Benefits are reduced if the employee retires and begins receiving pension payments prior to age 65. An employee whose employment terminates with fewer than five years of service has no vested pension benefit.

     As of January 1, 1997, the Company amended the Pension Plan, which was renamed the Houghton Mifflin Retirement Plan (the "Retirement Plan"), to provide retirement benefits to employees using a different method of calculating the benefit. A Retirement Plan account has been established for each employee based on his or her earnings under the Pension Plan. The Company will credit each employee's account with additional credits based on service and earnings, and for interest on the accumulated balance. When an employee retires or leaves the Company, he or she has the option to convert this account to an annuity benefit, to leave the account in the Retirement Plan where it will continue to accumulate interest, or to take the account balance as a lump sum payment for rollover to an outside retirement investment. An employee whose employment terminates with fewer than five years of service has no vested pension benefit under the Retirement Plan.

     For purposes of calculating the Company's contribution to both the Pension Plan and the Retirement Plan, remuneration consists primarily of salary, wages, commissions, and annual incentive compensation earned by and paid to participants. The following table sets forth a range of the estimated annual retirement benefits under the Pension Plan and the Supplemental Benefits Plan at the normal retirement age of 65 (calculated as of January 1, 1997).

                               PENSION PLAN TABLE

                                             ESTIMATED ANNUAL BENEFIT FUNDED BY THE COMPANY
       AVERAGE ANNUAL                             FOR YEARS OF PARTICIPATION INDICATED
        COMPENSATION                     (SINGLE LIFE ANNUITY AFTER SOCIAL SECURITY OFFSET)(2)
      FOR FIVE HIGHEST         --------------------------------------------------------------------------
    CONSECUTIVE YEARS(1)       15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS     40 YEARS
----------------------------   ---------    ---------    ---------    ---------    ---------    ---------
$125,000....................   $  27,300    $  36,300    $  45,500    $  54,500    $  57,600    $  60,800
 150,000....................      33,500       44,700       56,000       67,000       70,800       74,500
 175,000....................      39,800       53,000       66,400       79,500       83,900       88,300
 200,000....................      46,000       61,300       76,800       92,000       97,000      102,000
 225,000....................      52,300       69,600       87,200      104,500      110,100      115,800
 250,000....................      58,500       78,000       97,700      117,000      123,300      129,500
 300,000....................      71,000       94,600      118,500      142,000      149,500      157,000
 400,000....................      96,000      127,900      160,200      192,000      202,000      212,000
 450,000....................     108,500      144,600      181,100      217,000      228,300      239,500
 500,000....................     121,000      161,200      201,900      242,000      254,500      267,000
 550,000....................     133,500      177,900      222,800      267,000      280,800      294,500
 600,000....................     146,000      194,500      243,600      292,000      307,000      322,000
 650,000....................     158,500      211,200      264,500      317,000      333,300      349,500
 700,000....................     171,000      227,800      285,300      342,000      359,500      377,000
 750,000....................     183,500      244,500      306,200      367,000      385,800      404,500
 800,000....................     196,000      261,100      327,000      392,000      412,000      432,000
 850,000....................     208,500      277,800      347,000      417,000      438,300      459,500

---------------
(1) As of December 31, 1996, Mr. Darehshori, Mr. Wisneski, Ms. McGee, Ms. Smith, and Ms. Deegan were credited with 31, 7, 3, 5, and 11 years, respectively, and, for the fiscal year ended December 31, 1996, the compensation that will be taken into account by the Pension Plan, the Retirement Plan, and the Supplemental Benefits Plan (described in note (2) below) for Mr. Darehshori, Mr. Wisneski, Ms. McGee, Ms. Smith, and Ms. Deegan is $690,339, $379,730, $253,992, $287,399, and $253,269, respectively. Differences between these amounts and those shown in the Summary Compensation Table on page 15 reflect differences in accounting for incentive compensation payments, which for purposes of pension calculations are included in the year paid.

(2) Effective January 1, 1997, the Internal Revenue Code limits the annual benefit payable under the Retirement Plan at normal retirement to $125,000 and the amount of 1997 compensation that can be considered under the Retirement Plan to $160,000. The Company has a non-qualified Supplemental Benefits Plan with a defined benefit component under which eligible employees receive supplemental pension payments equal to the difference between the maximum annual benefit which the law allows to be paid under the Retirement Plan and their regular pension as calculated under the formula above.

     CHANGE-IN-CONTROL ARRANGEMENTS

     Senior Executives' Severance Agreements. Fifteen executive officers, including the executive officers named in the Summary Compensation Table, have severance agreements with the Company. These agreements expire on December 31, 1998, and are automatically extended on an annual basis for an additional twelve-month period unless the Company gives the executive at least eighteen months' notice that the agreement will not be extended.

     Severance benefits under the senior executives' severance agreements are payable if, within two years after a "change in control" of the Company, the executive terminates his or her employment for "good reason" as defined in the agreement or the Company terminates the executive's employment other than for certain permitted reasons. Under the terms of the agreement between Mr. Darehshori and the Company, severance benefits are payable under the same conditions as for the senior executives, or if Mr. Darehshori leaves voluntarily within the six-month period beginning three months after a change in control. A change in control of the Company is defined (for purposes of the agreements) to include the acquisition by any "person" of 25% or more of the voting power of the Company's outstanding securities; a change, over a two-year period, of a majority of the members of the Company's Board of Directors, so that persons who constitute the Board at the beginning of such period (and their successors as recommended by at least two-thirds of the directors who were in office at the beginning of such period) fail to constitute a majority of the Board at the end of the period; certain mergers or consolidations; or liquidation of the Company or sale of substantially all of its assets.

     The agreements provide for the following severance benefits: (i) a lump sum payment of an amount equal to three times annual compensation (i.e., salary plus the greater of (a) any incentive compensation paid in the preceding year or (b) the average incentive compensation paid in the past three years), (ii) all incentive compensation earned but previously deferred and not yet distributed to the executive, (iii) an amount equal to the aggregate present value of benefits under the Company's Supplemental Benefits Plan, and (iv) the present value of additional retirement benefits which would have been earned by the executive under existing retirement plans had he or she remained in the Company's employ for an additional thirty-six months. In addition, the agreements require the Company to maintain certain insurance benefits for the executive for a period of thirty-six months following termination of employment. The Company also agrees to reimburse employees for legal fees incurred in enforcing the terms of the agreements and certain tax liabilities resulting from payments under the agreements.

     Key Managers' Severance Agreements. The Company recognizes that certain key managers are critical to the success of its business. The identification of promising authors, the ability to work with them to develop ideas into properties of value, the process of bringing these works to market, and the proper and efficient operation of the Company's business all depend upon the insight, judgment, and management skills of these individuals. The key managers' severance agreements are designed to encourage this essential group to remain with the Company despite concerns about a possible change in control of the Company. The key managers' severance agreements are designed to shield this group from distractions and threats to editorial integrity by providing a cushion against the financial and career impacts which a change in control might entail.

     Severance benefits are payable under the same circumstances as they are pursuant to the senior executives' severance agreements. Severance benefits under the key managers' agreements include (i) a lump sum payment of an amount equal to two times annual compensation (i.e., salary plus the greater of (a) any incentive compensation paid in the preceding year or (b) the average incentive compensation paid in the past three years); (ii) all incentive compensation earned but previously deferred and not yet distributed to the executive, (iii) an amount equal to the aggregate present value of benefits under the Company's Supplemental Benefits Plan, and (iv) the present value of additional retirement benefits which would have been earned by the executive under existing retirement plans had he or she remained in the Company's employ for an additional twenty-four months. In addition, the key managers' severance agreements require the Company to maintain certain insurance benefits for the participant for a period of twenty-four months following termination of employment. Severance payments received pursuant to the key managers' severance agreements following a change in control may not exceed the amount that the Company may deduct for federal income tax purposes.

     At the present time, no executive officers are parties to a key managers' severance agreement.

     Stock Option Agreements. The option agreements between the Company and all employees, including the executive officers named in the Summary Compensation Table, provide that all options shall vest immediately upon a change in control, as defined in the option agreements.

     Restricted Stock. All restricted stock subject to vesting periods, including shares held by the executive officers named in the Summary Compensation Table, shall vest immediately upon a change of control, defined in a manner similar to the definition in the Senior Executives' Severance Agreements.

     Pension Plan. The Pension Plan was amended, effective December 7, 1994, to provide that, in the event of a termination of the Pension Plan within two years of a change in control of the Company which occurs prior to December 31, 1997, all surplus assets of the Pension Plan, not required by law to satisfy liabilities to eligible employees, shall be first applied, to the extent permissible under applicable law and in the following order of priority, to the purchase of retiree medical insurance benefits; the purchase of retiree life insurance benefits; unfunded non-qualified deferred compensation obligations; and any other benefit obligations. A change in control of the Company is defined (for purposes of the Pension Plan) to include the acquisition, prior to December 31, 1997, of 50% or more of the Company's voting securities (without the approval of the Board of Directors of the Company) or a change, over a two-year period, of a majority of the members of the Company's Board of Directors, so that persons who constitute the Board at the beginning of such period (and their successors as recommended by at least two-thirds of the directors who were in office at the beginning of such period) fail to constitute a majority of the Board at the end of the period.

     Supplemental Benefit Trust. The Company has established a Supplemental Benefit Trust in connection with the Supplemental Benefits Plan, Non-Employee Directors' Retirement Benefits Plan, and Deferred Compensation Agreements with its employees and directors, to preserve the benefits earned thereunder in the event of a change in control. The Board may designate payments under additional employee plans to be covered by the Supplemental Benefit Trust. Upon the occurrence of any "potential change in control," as defined in the Supplemental Benefit Trust, the Company will contribute additional cash and property to the Supplemental Benefit Trust which will be sufficient to pay, in accordance with the terms of the covered plans, the benefits authorized under such plans. However, the assets in the Supplemental Benefit Trust will become available to the Company's creditors if the Company becomes insolvent or bankrupt. If the funds in the Supplemental Benefit Trust are insufficient to pay amounts due under the covered plans, the Company remains obligated to pay any deficiency.

     STOCK COMPENSATION PLAN

     The following table shows, with respect to each individual named below, information with respect to options granted to each during the year ended December 31, 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS
                     --------------------------------------------------     POTENTIAL REALIZABLE
                     NUMBER OF                                             VALUE AT ASSUMED ANNUAL
                     SECURITIES   % OF TOTAL                                RATES OF STOCK PRICE
                     UNDERLYING     OPTIONS                                APPRECIATION FOR OPTION
                      OPTIONS     GRANTED TO     EXERCISE OR                        TERM
                      GRANTED    EMPLOYEES IN    BASE PRICE   EXPIRATION   -------------------------
        NAME*           (#)       FISCAL YEAR      ($/SH)        DATE       5% ($)        10% ($)
        ------       ----------  ------------    -----------  ----------   -----------   -----------
Gail Deegan..........   15,000        9.03%        $ 43.25      2/25/01    $ 179,238     $ 396,068

---------------
* No grants were made to the other officers named in the Summary Compensation Table.

     The following table shows, with respect to each individual named below, information concerning the exercise of options during the year ended December 31, 1996, and unexercised options held as of December 31, 1996:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF
                                                              SECURITIES           VALUE OF
                                                              UNDERLYING          UNEXERCISED
                                                              UNEXERCISED        IN-THE-MONEY
                                                              OPTIONS AT          OPTIONS AT
                                  SHARES                       FY-END(#)           FY-END($)
                                 ACQUIRED        VALUE       -------------     ----------------
                                ON EXERCISE     REALIZED     EXERCISABLE/        EXERCISABLE/
             NAME                   (#)          ($)(1)      UNEXERCISABLE     UNEXERCISABLE(1)
             ----               -----------     --------     -------------     ----------------
Nader F. Darehshori...........         0        $      0     43,334/ 6,666     $527,926/$ 93,324
William J. Wisneski...........         0               0     15,200/12,800     $185,200/$163,300
Julie A. McGee................         0               0     14,400/13,600     $168,600/$168,400
June Smith....................     1,600          18,200     14,000/12,400     $174,400/$158,450
Gail Deegan...................         0               0      5,000/10,000     $ 67,500/$135,000

---------------

(1) Market value of underlying securities at exercise or year-end, minus the exercise or base price.

     The following table provides information concerning performance share awards made during the year ended December 31, 1996 under the Company's Stock Compensation Plan. Each performance share represents the right to receive on the payout date an amount half in cash and half in shares of the Company's common stock. The amount of the award will depend on the compound rate of appreciation of pre-tax operating income, including interest costs and excluding extraordinary items, during the period 1995-1997. The base period is 1994. There will be no payout unless the threshold targeted rate of appreciation has been met.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                                     ESTIMATED FUTURE PAYOUTS UNDER
                               NUMBER OF        PERFORMANCE OR        NON-STOCK PRICE-BASED PLANS
                             SHARES, UNITS       OTHER PERIOD       --------------------------------
                               OR OTHER        UNTIL MATURATION     THRESHOLD     TARGET     MAXIMUM
           NAME*               RIGHTS(#)          OR PAYMENT           (#)         (#)         (#)
           -----             -------------     ----------------     ---------     ------     -------
Gail Deegan................      2,500          1/1/95-12/31/97       1,250        1,875      2,500

---------------

*No awards were made to the other officers named in the Summary Compensation Table.

2.  SELECTION OF INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP to continue as independent auditors for the fiscal year ending December 31, 1997. The Board believes, however, that it is desirable to obtain stockholder ratification of the selection of the Company's independent auditors. During 1996 Ernst & Young LLP provided services to the Company that included auditing the Company's consolidated statements, consulting in connection with unaudited quarterly financial information, and advising the Company on various accounting, tax, and regulatory matters.

     Ratification will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting. If the stockholders do not ratify the selection of the Company's independent auditors, the Board of Directors will reconsider its selection. Representatives of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL TWO.

PRINCIPAL STOCKHOLDERS

     The following table shows the beneficial ownership of common stock of the Company as of December 31, 1996 by the only persons who are known by the Company to be the beneficial owners of more than 5% of such stock. The information has been obtained solely from such persons and the Schedule 13G filed by the persons listed with the Securities and Exchange Commission. Such Schedules contain fuller information as to beneficial ownership of shares by the persons listed therein, including the beneficial ownership by Franklin Resources, Inc. and its related group members and Morgan Stanley Group Inc. and its subsidiary, Morgan Stanley Asset Management Limited.

    NAME AND ADDRESS OF                                              AMOUNT AND NATURE OF
      BENEFICIAL OWNER            PERCENT OF CLASS                   BENEFICIAL OWNERSHIP
    -------------------           ----------------                   --------------------
Franklin Resources, Inc.                 6.4%                935,200 shares -- sole voting power
777 Mariners Island Blvd.                                    and dispositive power
San Mateo, CA 94404

Morgan Stanley Group Inc.               5.09%                693,600 shares -- shared voting power
1585 Broadway                                                744,850 shares -- shared dispositive
New York, N.Y. 10036                                         power

State Street Bank and Trust              5.1%                741,785 shares -- sole voting power
Company, Trustee                                             8,000 shares -- shared voting power
225 Franklin Street                                          63,700 shares -- sole dispositive
Boston, MA 02110                                             power
                                                             686,085 shares -- shared dispositive
                                                             power

PROPOSALS OF STOCKHOLDERS FOR CONSIDERATION AT THE 1998 ANNUAL MEETING

     In order for a proposal by a stockholder to be included in the Board of Directors' Proxy Statement for the Company's Annual Meeting in 1998, it must be received at the Company's executive offices in Boston on or before November 23, 1997. Such a proposal must also comply with the requirements as to form and substance established by applicable laws and regulations in order to be included in the Proxy Statement and should be directed to the Clerk of the Company.

     Stockholders wishing to present business for action, other than proposals included in the Board of Directors' Proxy Statement, or to nominate candidates for election as directors at a meeting of the Company's stockholders, must do so in accordance with the Company's By-laws. The By-laws provide that in order to be presented at the 1998 Annual Meeting such stockholder proposals or nominations may be made only by a stockholder of record who shall have given notice of the proposed business or nomination to the Company between December 31, 1997, and February 13, 1998. In the case of a special meeting, or if the Annual Meeting is called for a date prior to February 13, 1998, the notice must be received not later than the close of business on the 20th day following the day on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. The notice must also contain certain background information concerning the stockholder making the proposal or nomination, the stockholder's ownership of the Company's capital stock, and, in the case of nominations, background and stock ownership information with respect to each nominee. Stockholders are referred to the By-laws for further information.

VOTING OF PROXIES

     The persons named in the enclosed Proxy will vote as directed in the Proxy, and in the absence of such direction will vote to elect the nominees for the Board of Directors and in favor of the action specified in Item 2 of the enclosed Proxy.

     The Board of Directors of the Company is not aware of any other matters which may come before the meeting. The persons named in the enclosed Proxy intend to vote the Proxy in accordance with their best judgment if any other matters shall properly come before the meeting including, for example, a motion to adjourn the meeting to a later date for the purpose of continuing to solicit proxies.

     Whether or not you attend the meeting in person, please fill in and sign the enclosed Proxy and return it promptly. If you attend the meeting, you may, of course, vote your shares even though you have sent in your Proxy.

PROXY

                            HOUGHTON MIFFLIN COMPANY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  FOR THE 1997 ANNUAL MEETING OF STOCKHOLDERS

    The undersigned hereby appoints Nader F. Darehshori and Gail Deegan, and each of them, Proxies with power of substitution to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of Houghton Mifflin Company to be held at the Dorothy Quincy Suite, John Hancock Hall, 180 Berkeley Street, Boston, Massachusetts, on Wednesday, April 30, 1997, at 1:00 p.m. and at any adjournment thereof, hereby granting full power and authority to act on behalf of the undersigned at said meeting or any adjournment thereof.

    The undersigned hereby revokes any Proxy previously given, and acknowledges receipt of notice of said meeting, the related Proxy Statement, and a copy of the 1996 Annual Report.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

              UNLESS OTHERWISE INSTRUCTED THIS PROXY WILL BE VOTED
            IN FAVOR OF THE PROPOSALS SET FORTH ON THE REVERSE SIDE

                                                           | SEE REVERSE SIDE |

To our shareholders:

This proxy card consolidates all registered shares owned by you, whether those shares were accumulated through purchase, through the Houghton Mifflin Company 401(k) Plan (formerly known as the Retirement Savings Plan or the Employee Savings and Thrift Plan), or through the Employee Stock Ownership Plan (ESOP) which was in effect during the years 1981 through 1983 under the 401(k) Plan. Shares which you have purchased through a broker and are held in street name are not included in this proxy; your broker will solicit your vote on those shares directly.

It is important that your shares be represented whether or not you attend the Company's annual meeting on April 30, 1997. Therefore, we urge you to register your vote now by completing, signing, and returning the enclosed proxy card promptly.

The following legend describes the codes used below to identify the source of your shares. If you have any questions concerning the codes or the share ownership shown below, please contact the transfer agent, Bank of Boston, at
(800) 730-4001.

          CODE         DESCRIPTION
          ----         -----------

          COM          Common Stock
          HM1          401(k) Plan stock; employee's contribution
          HM2          401(k) Plan stock; employer's contribution
          HM3          401(k) Plan stock; acquired through ESOP
          INS          401(k) Plan stock; held in INSO Corporation 401(k) Plan



                                  DETACH HERE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

1. Election Class II Directors for a three-year term.

NOMINEES:  James O. Freedman, Charles R. Longsworth,
           Alfred L. McDougal

                 FOR                 WITHHELD
                 [ ]                    [ ]

[ ]__________________________________________
   For all nominees except as noted above.





Signature: _________________________________________  Date: __________________




                                         FOR          AGAINST        ABSTAIN
2. Ratify Ernst & Young LLP as           [ ]            [ ]            [ ]
   independent auditors for 1997.

3. Transact such other business as       [ ]            [ ]            [ ]
   may properly come before the
   Meeting.


                     MARK HERE  [ ]              MARK HERE  [ ]
                    FOR ADDRESS                IF YOUR PLAN
                    CHANGE AND                   TO ATTEND
                   NOTE AT LEFT                 THE MEETING

PLEASE SIGN IN THE SAME FORM AS NAME APPEARS HEREON. FIDUCIARIES AND CORPORATE OFFICERS SHOULD INDICATE THEIR TITLES.




Signature: _________________________________________  Date: __________________